EXHIBIT 99.2

FOR IMMEDIATE RELEASE

NEWTEK CLOSES PUBLIC OFFERING OF 6 MILLION SHARES

New York, New York, July 2, 2004 — Newtek Business Services, Inc. (Nasdaq: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, today announced it has closed its previously announced public offering of 6,000,000 shares of its common stock at a public offering price of $3.60 per share. Newtek expects to realize net proceeds, after payment of underwriters’ discounts and commissions but before estimated offering expenses, of approximately $20 million. After giving effect to the sale of its stock in this offering, Newtek will have approximately 33.4 million shares of common stock outstanding. The offering was underwritten by Roth Capital Partners and Maxim Group LLC.

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small to medium-sized business market. Newtek’s core brands include:

•	Newtek Small Business Finance: small business and U.S. government-guaranteed lending services;

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;

•	Newtek Financial Information Systems: outsourced bookkeeping & controller services;

•	Newtek Tax Services: tax filing, preparation and advisory services; and

•	Newtek IT Services: complete information technology solutions.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward–looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ previously filed registration statements.

Contacts:

Newtek Business Services Barry Sloane Chairman of the Board & CEO 212-356-9500 bsloane@newtekbusinessservices.com	Dave Gentry Aurelius Consulting Group 407-644-4256 aurelius@cfl.rr.com